Exhibit 8.1

GRUPO IMSA, S.A. DE C.V.

	Name	Jurisdiction of Incorporation	Doing Business as

1	IMSA ACERO, S.A. DE C.V. and	Mexico	–

	ECORE HOLDING, S. DE R.L. DE C.V.	Mexico	–

1-1	IMSA-MEX, S.A. DE C.V.	Mexico	Imsa-Mex

1-2	INDUSTRIA GALVANIZADORA, S.A.	Guatemala	Ingasa

1-3	IMSA STEEL, CORP.	Delaware, U.S.A.	Steelscape Imsa

1-4	IMSA INC.	Texas, U.S.A	Imsa Inc.

2	ENERMEX, S.A. DE C.V.	Mexico	–

2-1	ENERTEC MEXICO, S. DE R.L. DE C.V.	Mexico	Enertec México

2-2	GES BATTERY SYSTEMS, LLC	Delaware, U.S.A	GES Battery Systems

2-3	ENERTEC DO BRASIL, LTDA.	Brazil	Enertec do Brasil

2-4	ENERTEC ARGENTINA, S.A.	Argentina	Enertec Argentina

2-5	ENERTEC VENEZUELA, S.R.L.	Venezuela	Enertec Venezuela

3	IMSALUM, S.A. DE C.V.	Mexico	–

3-1	CUPRUM, S.A. DE C.V.	Mexico	Cuprum

3-2	VENTANAS CUPRUM, S.A. DE C.V.	Mexico	Ventanas Cuprum

3-3	LOUISVILLE LADDER GROUP, LLC	Delaware, U.S.A.	Louisville Ladder

3-4	ESCALERAS, S. DE R.L. DE C.V.	Mexico	Escaleras

3-5	TIENDAS ALUTODO, S.A. DE C.V.	Mexico	Tiendas Alutodo

4	IMSATEC, S.A. DE C.V.	Mexico	–

4-1	EMPRESAS STABILIT, S.A. DE C.V.	Mexico	Stabilit; Glasteel; Graham; Resolite

4-2	IMSA ITW, S.A. DE C.V.	Mexico	IMSA Signode; IMSA Paslode; STAHL

4-3	FORJAS METALICAS, S.A. DE C.V.	Mexico	Formet

4-4	MULTYPANEL, S.A. DE C.V.	Mexico	Multypanel

4-5	METL-SPAN, CORP.	Texas, U.S.A.	Metl Span

4-6	GRUPO IMSA CHILE, S.A.	Chile	Grupo IMSA Chile; Varco Pruden Chile; Tecnosteel

4-7	BAYER IMSA, S.A. DE C.V.	Mexico	Bayer-IMSA

4-8	VALMONT FORMET, S. DE R.L. DE C.V.	Mexico	Valmont Formet

4-9	VARCO PRUDEN HOLDING, INC.	Delaware, U.S.A.	Varco Pruden Buildings; United Panel

4-10	IMSA VARCO PRUDEN, S.A. DE C.V.	Mexico	IMSA Varco Pruden

4-11	ASC PROFILES INC.	Washington, U.S.A.	ASC Profiles